EXHIBIT 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Banner Corporation of our report dated March 27, 2015, with respect to the consolidated financial statements of SKBHC Holdings LLC as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in the Current Report on Form 8-K/A (Amendment No. 1) of Banner Corporation filed with the Securities and Exchange Commission on December 10, 2015. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/Moss Adams LLP

Spokane, Washington

December 10, 2015